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Exhibit 2.1

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

AMERICAN EXPRESS COMPANY

and

AMERIPRISE FINANCIAL, INC.

Dated as of                  , 2005

i

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Exhibits
Amended and Restated Bylaws of Ameriprise	Exhibit A
Amended and Restated Certificate of Incorporation of Ameriprise	Exhibit B
Form of Employee Benefits Agreement	Exhibit C
Form of FSB Purchase and Assumption Agreement	Exhibit D
Form of Intellectual Property License and Transfer Agreement	Exhibit E
Form of Marketing and Branding Agreement	Exhibit F
Form of Reinsurance and Purchase Agreements	Exhibit G
Form of Tax Allocation Agreement	Exhibit H
Form of Transition Services Agreement	Exhibit I
Schedules
AXP Assigned Agreements	Schedule 2.03(c)(i)
Ameriprise Assigned Agreements	Schedule 2.03(c)(ii)
Surviving AXP Group and Ameriprise Group Agreements	Schedule 2.03(d)
AXP Statements in Information Statement	Schedule 4.03(f)
Reimbursable Expenses Apportionment	Schedule 9.02

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FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

        This SEPARATION AND DISTRIBUTION AGREEMENT (this "Agreement"), dated as of                  , 2005, by and between American Express Company, a New York corporation ("AXP"), and Ameriprise Financial, Inc., a Delaware corporation and a wholly owned subsidiary of AXP ("Ameriprise", and, together with AXP, each, a "Party" and collectively, the "Parties").

RECITALS

        WHEREAS, the Board of Directors of AXP has determined that it is in the best interests of AXP to separate the Ameriprise Business (as defined below) and the AXP Business (as defined below) into two independent public companies (the "Separation"), on the terms and subject to the conditions set forth in this Agreement, in order to resolve issues related to the allocation of capital and management resources between the Ameriprise Business and the AXP Business, and to give Ameriprise greater flexibility to manage, invest in, and expand the Ameriprise Business while ensuring that AXP can focus its time and resources on the development of the AXP Business;

        WHEREAS, to effect the Separation, AXP intends to make the Contribution (as defined below);

        WHEREAS, to further effect the Separation, Ameriprise intends to retain ownership and possession of all Ameriprise Assets (as defined below) and AXP intends to retain ownership and possession of all AXP Assets (as defined below);

        WHEREAS, to further effect the Separation, Ameriprise intends to remain solely liable for all Ameriprise Liabilities (as defined below) and AXP intends to remain solely liable for all AXP Liabilities (as defined below);

        WHEREAS, AXP intends to distribute on a pro rata basis to holders of issued and outstanding shares of common stock, par value $0.20 per share, of AXP ("AXP Common Stock"), other than shares of AXP Common Stock held in the treasury of AXP, all of the issued and outstanding shares of Ameriprise Common Stock, par value $0.01 per share, ("Ameriprise Common Stock") beneficially owned by AXP, by means of a dividend of such Ameriprise Common Stock to such shareholders (the "Distribution"), on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, it is the intention of the Parties that, for United States federal income tax purposes, the Separation, Contribution and Distribution and the other transactions contemplated herein shall qualify as transactions that are generally tax-free within the meaning of Section 355 (and other related provisions) of the U.S. Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, the Board of Directors of AXP has (i) determined that the Separation, the Contribution, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) are in furtherance of and consistent with its business strategy and are in the best interests of AXP and (ii) approved this Agreement and each of the Ancillary Agreements; and

        WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation, the Contribution and the Distribution and certain other agreements that will govern certain matters relating to these transactions and the relationship of AXP and Ameriprise and their respective Subsidiaries following the Distribution.

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        SECTION    1.01.    Definitions.    As used in this Agreement, the following terms shall have the meanings set forth below:

        "Action" means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

        "AEIDC" means American Express International Deposit Company, a Cayman Islands company.

        "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

        "Agreement" has the meaning assigned to such term in the Preamble hereto.

        "Amended and Restated Bylaws" means the Amended and Restated Bylaws of Ameriprise substantially in the form of Exhibit A hereto, with such changes as may be agreed to by the Parties.

        "Amended and Restated Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of Ameriprise substantially in the form of Exhibit B hereto, with such changes as may be agreed to by the Parties.

        "Ameriprise" has the meaning assigned to such term in the Preamble hereto.

        "Ameriprise Assets" means, without duplication:

          (i)    all of the outstanding shares of all classes of capital stock of Ameriprise Subsidiaries owned (either of record or beneficially) by Ameriprise, as of the Effective Time;

          (ii)   all of the Assets included on the unaudited interim consolidated balance sheet of Ameriprise, including the notes thereto, as of March 31, 2005 (the "Balance Sheet") to the extent such Assets would have been included as Assets on a consolidated balance sheet of Ameriprise, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Assets included on the Balance Sheet;

          (iii)  all other Assets that are of a nature or type that would have resulted in such Assets being included as Assets on a consolidated balance sheet of Ameriprise, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Assets included on the Balance Sheet;

          (iv)  the Assets expressly contributed, assigned, transferred, conveyed or delivered to Ameriprise pursuant to the Ancillary Agreements;

          (v)   the Contribution;

          (vi)  the contract rights, licenses, Trade Secrets, know-how, and any other rights and Intellectual Property, and any other rights, claims or properties (including any and all rights as an insured party under any AXP insurance policy), in each case of Ameriprise and as of the Effective Time; and

          (vii) all other Assets that are held by Ameriprise and that are used or held primarily for use in or necessary to the operation of the Ameriprise Business.

        "Ameriprise Business" means the business and operations conducted by the Ameriprise Group from time to time, whether prior to, at or after the Effective Time, including the business and operations conducted by the Ameriprise Group, as more fully described in the Information Statement; provided that "Ameriprise Business" shall not include AMEX Assurance.

        "Ameriprise Common Stock" has the meaning assigned to such term in the Recitals hereto.

        "Ameriprise Group" means Ameriprise and each of its Subsidiaries and Affiliates and any corporation or entity that may become part of such Group from time to time.

        "Ameriprise Indemnified Parties" has the meaning assigned to such term in Section 4.03.

        "Ameriprise Liabilities" means, without duplication:

          (i)    all outstanding Liabilities included on the Balance Sheet, to the extent such Liabilities would have been included on a consolidated balance sheet of Ameriprise, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;

          (ii)   all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of Ameriprise, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;

          (iii)  all Liabilities expressly assumed by Ameriprise pursuant to the Ancillary Agreements; and

          (iv)  all Liabilities to the extent relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time, in each case to the extent such Liabilities relate to, arise out of or result from any Ameriprise Asset or the Ameriprise Business.

        "AMEX Assurance" means AMEX Assurance Company, an Illinois stock insurance company.

        "Amexco" means Amexco Insurance Company, a Vermont insurance company.

        "Ancillary Agreements" means the Employee Benefits Agreement, the Marketing and Branding Agreement, the Intellectual Property License and Transfer Agreement, the FSB Purchase and Assumption Agreement, the Transition Services Agreement, the Tax Allocation Agreement and the Reinsurance and Purchase Agreements.

        "Asset" means any right, property or asset, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

        "AXP" has the meaning assigned to such term in the Preamble hereto.

        "AXP Assets" means all Assets of the AXP Group, other than the Ameriprise Assets.

        "AXP Business" means all businesses and operations of the AXP Group, other than the Ameriprise Business.

        "AXP Common Stock" has the meaning assigned to such term in the Recitals hereto.

        "AXP Group" means AXP and each of its Affiliates and Subsidiaries, and any corporation or entity that may become part of such Group from time to time, other than the Ameriprise Group.

        "AXP Indemnified Parties" has the meaning assigned to such term in Section 4.02.

        "AXP Liabilities" means those Liabilities of AXP, other than the Ameriprise Liabilities.

        "Business" means the Ameriprise Business and/or the AXP Business, as the context requires.

        "Code" has the meaning assigned to such term in the Recitals hereto.

        "Consents" means any consents, waivers, notices, reports or other filings to be made, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any Governmental Authority.

        "Contribution" means a contribution of capital in an amount equal to one billion sixty-five million dollars ($1,065,000,000).

        "Delayed Transfer Asset and/or Liability" has the meaning assigned to such term in Section 2.03(b).

        "Dispute Escalation Notice" has the meaning assigned to such term in Section 9.08.

        "Distribution" has the meaning assigned to such term in the Recitals hereto.

        "Distribution Agent" means The Bank of New York.

        "Distribution Agent Agreement" has the meaning assigned to such term in Section 3.01(b).

        "Distribution Date" means the date on which the Distribution shall be effected, such date to be determined by, or under the authority of, the Board of Directors of AXP in its sole and absolute discretion.

        "Effective Time" means the time at which the Distribution occurs on the Distribution Date.

        "Employee Benefits Agreement" means the employee benefits agreement to be entered into by and between AXP and Ameriprise, dated as of [            ], 2005, substantially in the form of Exhibit C hereto, with such changes as may be agreed to by the Parties.

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

        "FIFO Basis" means, with respect to the payment of Unrelated Claims pursuant to the same AXP insurance policy, the payment in full of each successful claim (regardless of whether AXP or Ameriprise is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable AXP insurance policy is met.

        "FSB Purchase and Assumption Agreement" means the FSB purchase and assumption agreement, dated as of [    ], 2005, between AXP and Ameriprise, substantially in the form attached hereto as Exhibit D, with such changes as may be agreed to by the Parties.

        "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including the NYSE.

        "Group" means the AXP Group and/or the Ameriprise Group, as the context requires.

        "Indemnified Party" has the meaning assigned to such term in Section 4.03.

        "Indemnifying Party" means Ameriprise, for any indemnification obligation arising under Section 4.02, and AXP, for any indemnification obligation arising under Section 4.03.

        "Information" means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including non-public financial information, studies, reports, records, books, accountants' work papers, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction

(including attorney work product), and other technical, financial, legal, employee or business information or data.

        "Information Statement" means the information statement and any related documentation to be distributed to holders of AXP Common Stock in connection with the Distribution, including any amendments or supplements thereto.

        "Insurer" has the meaning assigned to such term in Section 5.05(d).

        "Intellectual Property" means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos, and trade names, and the goodwill associated with the foregoing (collectively, "Trademarks"); (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration, design registrations or patents and like rights (collectively, "Patents"); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) writings and other works of authorship ("Copyrights"); (iv) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), Information, business, technical and know-how information, business processes, non-public information, proprietary information and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, "Trade Secrets"); (v) software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, "Software"); (vi) domain names and uniform resource locators; (vii) moral rights; (viii) privacy and publicity rights; (ix) any and all technical information, Software, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge, invention disclosures or other data, not including works subject to Copyright, Patent or Trademark protection ("Technology"); (x) advertising and promotional materials, whether or not copyrightable; and (xi) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

        "Intellectual Property License and Transfer Agreement" means the intellectual property license and transfer agreement, dated as of [    ], 2005, between AXP and Ameriprise, substantially in the form attached hereto as Exhibit E, with such changes as may be agreed to by the Parties.

        "Inter-Group Indebtedness" means any intercompany receivables, payables, accounts, advances, loans, guarantees, commitments and indebtedness for borrowed funds between a member of the AXP Group and a member of the Ameriprise Group; provided, that "Inter-Group Indebtedness" shall not include any contingent Liabilities and accounts payable arising pursuant to the Ancillary Agreements, any agreements with respect to continuing transactions between AXP and Ameriprise and any other agreements entered into in the ordinary course of business.

        "Law" means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

        "Liabilities" means all debts, liabilities, obligations, responsibilities, response actions, Losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, on- or off-balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law, or other pronouncements of Governmental Authorities constituting an Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys' fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators, and costs related thereto or to the investigation or defense thereof.

        "Loss" means any claim, demand, complaint, damages, loss, liability, cost or expense arising out of, relating to or in connection with any Action.

        "Marketing and Branding Agreement" means the marketing and branding agreement, dated as of [            ], 2005 between AXP and Ameriprise, substantially in the form attached hereto as Exhibit F, with such changes as may be agreed to by the Parties.

        "Mixed Account" has the meaning assigned to such term in Section 2.03(g)(ii).

        "Mixed Contract" has the meaning assigned to such term in Section 2.03(g)(i).

        "NYSE" means the New York Stock Exchange, Inc.

        "Parties" has the meaning assigned to such term in the Preamble hereto.

        "Person" means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

        "Policies" has the meaning assigned to such term in Section 5.05(d).

        "Recapitalization" has the meaning assigned to such term in Section 2.01(a).

        "Record Date" means the date to be determined by the Board of Directors of AXP as the record date for determining shareholders of AXP entitled to receive shares of Ameriprise Common Stock pursuant to the Distribution.

        "Registration Statement" means the Registration Statement on Form 10 of Ameriprise relating to the registration under the Exchange Act of Ameriprise Common Stock, including any amendments or supplements thereto.

        "Reimbursable Expenses" means the costs and expenses incurred by AXP or Ameriprise, as the case may be, that are set forth on Schedule 9.02 hereof.

        "Reimbursing Party" has the meaning assigned to such term in Section 9.02.

        "Reinsurance and Purchase Agreements" means the (i) reinsurance agreement to be entered into by and between Amexco and AMEX Assurance, dated as of [            ], 2005 and (ii) the share purchase agreement, dated as of [            ], 2005 by and between Ameriprise, IDS Property Casualty Insurance Company and American Express Travel Related Services Company, Inc. substantially in the forms attached hereto as Exhibit G, with such changes as may be agreed to by the parties thereto.

        "Related Claims" means a claim or claims against an AXP insurance policy made by each of AXP and/or its insured parties, on the one hand, or Ameriprise and/or its insured parties, on the other hand, filed in connection with Losses suffered by each of AXP and Ameriprise arising out of the same underlying transaction, transactions, event or events.

        "Release" has the meaning assigned to such term in Section 5.05(d).

        "SEC" means the United States Securities and Exchange Commission.

        "Separation" has the meaning assigned to such term in the Recitals hereto.

        "Shared Employee" has the meaning assigned to such term in Section 2.03(h).

        "SOX" means the Sarbanes-Oxley Act of 2002, as amended from time to time.

        "Subsidiary" means, with respect to any Person, any other Person of which a Person (either alone or through or together with any other Subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        "Tax Allocation Agreement" means the tax allocation agreement, dated as of [            ], 2005, to be entered into by and between AXP and Ameriprise, substantially in the form attached hereto as Exhibit H, with such changes as may be agreed to by the Parties.

        "Third-Party Claim" has the meaning assigned to such term in Section 4.05(a).

        "Transition Services Agreement" means the transition services agreement, dated as of [            ], 2005, between AXP and Ameriprise, substantially in the form attached hereto as Exhibit I, with such changes as may be agreed to by the Parties.

        "Unrelated Claims" means a claim or claims against an AXP insurance policy made by each of AXP and/or its insured parties, on the one hand, or Ameriprise and/or its insured parties, on the other hand, filed in connection with Losses suffered by each of AXP and Ameriprise arising out of unrelated and separate transactions or events.

        SECTION 1.02.    General Interpretive Principles. (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (b) the words "hereof," "herein," "hereunder," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph, exhibit and schedule are references to the Articles, Sections, paragraphs, exhibits and schedules to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified and (d) any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

ARTICLE II

THE RECAPITALIZATION, CONTRIBUTION AND SEPARATION

        SECTION 2.01.    Recapitalization and Other Transactions.    On or prior to the Distribution Date, and subject to satisfaction or waiver of the conditions set forth in Section 2.04:

        (a)    the Ameriprise Common Stock shall be recapitalized (the "Recapitalization") such that the number of shares of Ameriprise Common Stock issued and outstanding and owned by AXP immediately prior to the Effective Time shall be in an amount calculated on the basis of the following: one (1) share of Ameriprise Common Stock shall equal five (5) shares of AXP Common Stock issued and outstanding immediately prior to the Distribution. Such Ameriprise Common Stock owned by AXP will constitute all of the issued and outstanding capital stock of Ameriprise; and

        (b)    Ameriprise shall enter into a bridge loan facility with a third-party creditor or third-party creditors, in form and substance acceptable to AXP, which (i) shall be for the account of Ameriprise,

(ii) shall be deemed to constitute an Ameriprise Liability and (iii) shall be used by Ameriprise for the purpose of satisfying those obligations set forth in Section 2.03(e).

        SECTION 2.02.    Contribution. On or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 2.04, AXP shall make the Contribution to Ameriprise.

        SECTION 2.03.    The Separation and Related Transactions.    (a)    (i)    The Parties acknowledge that the Separation, subject to the terms and conditions hereof and of the Ancillary Agreements, will result in (A) Ameriprise directly or indirectly operating the Ameriprise Group and the Ameriprise Business, continuing to own the Ameriprise Assets and retaining and continuing to be liable for the Ameriprise Liabilities and (B) AXP directly or indirectly operating the AXP Group and the AXP Business, continuing to own the AXP Assets and retaining and continuing to be liable for the AXP Liabilities.

          (ii)    Pursuant to the Separation, Ameriprise, or a member of the Ameriprise Group, shall remain and be the sole owner, and shall have exclusive right, title and interest in and to, all Ameriprise Assets. Concurrently therewith, Ameriprise shall remain solely liable for and shall faithfully perform, fulfill and discharge fully in due course all of the Ameriprise Liabilities in accordance with their respective terms. Pursuant to the Separation, AXP, or a member of the AXP Group, shall remain the sole owner, and shall have exclusive right, title and interest in and to, all AXP Assets. Concurrently therewith, AXP shall remain and be solely liable for and shall faithfully perform, fulfill and discharge fully in due course all of the AXP Liabilities in accordance with their respective terms. From and after the Effective Time, Ameriprise or a member of the Ameriprise Group shall be solely responsible for all Ameriprise Liabilities and AXP or a member of the AXP Group shall be solely responsible for all AXP Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or subsequent to the Distribution Date, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by AXP's or Ameriprise's respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the AXP Group or the Ameriprise Group, as the case may be) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the AXP Group or the Ameriprise Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates, as the case may be. Notwithstanding anything herein to the contrary, this Section 2.03(a)(ii) shall not apply to any Assets or Liabilities contributed, assigned, transferred, conveyed, delivered and/or assumed under any Ancillary Agreement, which shall be governed by the terms thereof.

          (iii)    Subject to any Ancillary Agreement and to the extent that prior to the Effective Time, (A) AXP owns or is in possession of any Ameriprise Asset or Ameriprise owns or is in possession of any AXP Asset or (B) AXP is liable to any third party for any Ameriprise Liability or Ameriprise is liable to any third party for any AXP Liability, AXP and Ameriprise shall, and shall cause the respective members of their Groups to, cooperate and use their respective reasonable best efforts to obtain the necessary Consents to, and shall, contribute, assign, transfer, convey and/or deliver any AXP Asset or Ameriprise Asset, as the case may be, and/or assume any AXP Liability or Ameriprise Liability, as the case may be, such that, on or prior to the Effective Time, Ameriprise or a member of the Ameriprise Group owns and is in possession of the Ameriprise Assets and is solely liable for the Ameriprise Liabilities and AXP or a member of the AXP Group owns and is in possession of the AXP Assets and is solely liable for the AXP Liabilities.

        (b)    Delayed Transfer of Assets and/or Liabilities.    To the extent that any contribution, assignment, transfer, conveyance, delivery or assumption required pursuant to Section 2.03 shall not have been consummated as of the Effective Time, whether by its terms or by operation of Law (any such Asset and/or Liability, a "Delayed Transfer Asset and/or Liability") and subject to any Ancillary Agreement: (i) AXP and Ameriprise thereafter shall, and shall cause the members of their respective Groups to, use reasonable best efforts and cooperate to effect such contribution, assignment, transfer, conveyance, delivery or assumption as promptly following the Effective Time as shall be practicable; (ii) AXP shall thereafter, with respect to any such Ameriprise Asset, use reasonable best efforts, with the costs of AXP related thereto to be promptly reimbursed by Ameriprise, to hold such Ameriprise Asset in trust for the use and benefit of Ameriprise and, with respect to any such Ameriprise Liability, retain such Ameriprise Liability for the account of Ameriprise; and (iii) Ameriprise shall thereafter, with respect to any such AXP Asset, use reasonable best efforts, with the costs of Ameriprise related thereto to be promptly reimbursed by AXP, to hold such AXP Asset in trust for the use and benefit of AXP and, with respect to any such AXP Liability, to retain such AXP Liability for the account of AXP, in each case in order to place each Party, insofar as is reasonably possible, in the same position as would have existed had such Delayed Transfer Asset and/or Liability been contributed, assigned, transferred, conveyed, delivered or assumed as contemplated hereby (it being understood that neither AXP (with respect to any Ameriprise Asset or Ameriprise Liability) nor Ameriprise (with respect to any AXP Asset or AXP Liability) shall be required to take any action pursuant to this clause that would, or could reasonably be expected to, result in any financial obligation to it or any restriction on its business or operations, except as may be required in any Ancillary Agreement. To the extent that Ameriprise is provided the use or benefit of any Ameriprise Asset or has any Ameriprise Liability held for its account pursuant to this Section 2.03(b), Ameriprise shall perform, for the benefit of AXP and any third Person, the obligations of AXP thereunder or in connection therewith, or as may be directed by AXP and if Ameriprise shall fail to perform to the extent required herein, Ameriprise shall hold AXP harmless and indemnify AXP therefor. To the extent that AXP is provided the use or benefit of any AXP Asset or has any AXP Liability held for its account pursuant to this Section 2.03(b), AXP shall perform, for the benefit of Ameriprise and any third Person, the obligations of Ameriprise thereunder or in connection therewith, or as may be directed by Ameriprise and if AXP shall fail to perform to the extent required herein, AXP shall hold Ameriprise harmless and indemnify Ameriprise therefor. Each Party shall, and/or shall cause members of its Group to, as and when any such Delayed Transfer Asset and/or Liability becomes contributable, assignable, transferable, conveyable, deliverable or assumable by such Party, effect such contribution, assignment, transfer, conveyance, delivery or assumption, as applicable, as promptly as practicable thereafter.

        (c)    Assignment of Certain Agreements.    Subject to the Ancillary Agreements and to Section 2.03(g) hereof, (i) AXP shall assign to Ameriprise all of its right, title and interest under the agreements comprising Ameriprise Assets, as set forth on Schedule 2.03(c)(i) attached hereto, and (ii) Ameriprise shall assign to AXP all of its right, title and interest under the agreements comprising AXP Assets, as set forth on Schedule 2.03(c)(ii) attached hereto, and each Party shall execute and deliver any and all instruments of substitution and such other instruments or agreements as shall be necessary in connection with the discharge of the other Party from its respective obligations with respect to such agreements.

        (d)    Termination of Certain Agreements.    Subject to Section 2.03(e), all contracts, licenses, agreements, commitments or other arrangements, formal or informal, between any member of the AXP Group, on the one hand, and any member of the Ameriprise Group, on the other hand, in existence on or prior to the Distribution Date, shall be automatically settled, cancelled, assigned, assumed or terminated by the Parties at the Effective Time, except (i) for (A) such agreements specifically set forth on Schedule 2.03(d) attached hereto, (B) this Agreement and (C) each Ancillary Agreement (including each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups), (ii) for any contracts, licenses, agreements, commitments or other arrangements to which any Person is a party in addition to either Party or any member of either Group, or (iii) as otherwise agreed to in good faith by the Parties in writing on or after the date hereof. Except as expressly provided in Section 2.03(e), from and after the Distribution Date, no member of either Group shall have any rights or obligations under any such settled, cancelled, assigned, assumed or terminated contract, license, agreement, commitment or arrangement with any member of the other Group.

        (e)    Settlement of Inter-Group Indebtedness.    Except with respect to the agreements specifically set forth on Schedule 2.03(d), the Parties shall use their reasonable best efforts to settle all amounts payable in connection with any Inter-Group Indebtedness on or prior to the Distribution Date, and in any event shall settle all such amounts payable in connection with such Inter-Group Indebtedness no later than the 60th day following the Distribution Date.

        (f)    Guarantee Obligations.    (i) AXP and Ameriprise shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the AXP Group to be substituted in all respects for any member of the Ameriprise Group in respect of, all obligations of such member of the Ameriprise Group under any AXP Liability for which such member of the Ameriprise Group may be liable, as guarantor, original tenant, primary obligor or otherwise. If such termination or substitution is not effected by the Distribution Date, (A) AXP shall indemnify and hold harmless the Ameriprise Indemnified Party for any Liability arising from or relating thereto and (B) without the prior written consent of Ameriprise, from and after the Distribution Date, AXP shall not, and shall not permit any member of the AXP Group or any of its Affiliates to, amend, renew or extend the term of, increase its obligations under, or transfer to a third Person, any loan, lease, contract or other obligation for which any member of the Ameriprise Group is or may be liable, unless all obligations of the Ameriprise Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Ameriprise; provided, that the limitations in clause (B) shall not apply in the event that a member of the AXP Group obtains a letter of credit from a financial institution reasonably acceptable to Ameriprise and for the benefit of any member of the Ameriprise Group with respect to such obligation of the Ameriprise Group.

          (ii)    AXP and Ameriprise shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the Ameriprise Group to be substituted in all respects for any member of the AXP Group in respect of, all obligations of such member of the AXP Group under any Ameriprise Liability for which such member of the AXP Group may be liable, as guarantor, original tenant, primary obligor or otherwise. If such termination or substitution is not effected by the Distribution Date, (A) Ameriprise shall indemnify and hold harmless the AXP Indemnified Party for any Liability arising from or relating thereto and (B) without the prior written consent of AXP, from and after the Distribution Date, Ameriprise shall not, and shall not permit any member of the Ameriprise Group to, amend, renew or extend the term of, increase its obligations under, or transfer to a third Person, any loan, lease, contract or other obligation for which any member of the AXP Group is or may be liable, unless all obligations of the AXP Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to AXP; provided, that the limitations in clause (B) shall not apply in the event that a member of the Ameriprise Group obtains a letter of credit from a financial institution reasonably acceptable to AXP and for the benefit of any member of the AXP Group with respect to such obligation of the AXP Group.

        (g)    Mixed Contracts; Mixed Accounts.    (i) Unless the Parties agree otherwise, any agreement to which any member of the AXP Group or the Ameriprise Group is a party prior to the Effective Time that inures to the benefit or burden of both of the AXP Business and the Ameriprise Business (a "Mixed Contract") shall be assigned in part to Ameriprise or one of its Subsidiaries, and/or to AXP or one of its Subsidiaries, as the case may be, if so assignable, prior to or as of the Effective Time, such that each Party or its respective Subsidiaries shall be entitled to the rights and benefits thereof and shall assume the related portion of any obligations thereunder and any Liabilities inuring to their respective Businesses; provided, however, that in no event shall either Party be required to assign any Mixed Contract in its entirety. If any Mixed Contract cannot be so partially assigned, AXP and Ameriprise shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause: (A) the Assets associated with that portion of each Mixed Contract that relates to the Ameriprise Business to be enjoyed by Ameriprise or an Ameriprise Subsidiary; (B) the Liabilities associated with that portion of each Mixed Contract that relates to the Ameriprise Business to be borne by Ameriprise or an Ameriprise Subsidiary; (C) the Assets associated with that portion of each Mixed Contract that relates to the AXP Business to be enjoyed by AXP or an AXP Subsidiary; and (D) the Liabilities associated with that portion of each Mixed Contract that relates to the AXP Business to be borne by AXP or an AXP Subsidiary; provided, however, that the arrangements described in clauses (A), (B), (C) and (D) shall terminate on the earlier to occur of (1) the termination of the applicable Mixed Contract and (2) the second anniversary of the Distribution Date.

          (ii)    Except as may otherwise be agreed by the Parties, neither Party shall seek to assign any accounts receivable or accounts payable relating to both the AXP Business and the Ameriprise Business ("Mixed Accounts"). AXP and Ameriprise shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause: (A) the Assets associated with that portion of each Mixed Account that relates to the AXP Business to be enjoyed solely by AXP or an AXP Subsidiary; (B) the Liabilities associated with that portion of each Mixed Account that relates to the AXP Business to be borne solely by AXP or an AXP Subsidiary; (C) the Assets associated with that portion of each Mixed Account that relates to the Ameriprise Business to be enjoyed solely by Ameriprise or an Ameriprise Subsidiary; and (D) the Liabilities associated with that portion of each Mixed Account that relates to the Ameriprise Business to be borne solely by Ameriprise or an Ameriprise Subsidiary; provided, however, that the arrangements described in clauses (A), (B), (C) and (D) shall terminate no later than the second anniversary of the Distribution Date.

          (iii)    Nothing in this Section 2.03(g) shall require any member of either Group to make any payment, incur any obligation or grant any concession to any third party in order to effect any transaction contemplated by this Section 2.03(g).

        (h)    Shared Employees. Immediately prior to the Distribution Date, (i) each Person who is an officer, director or employee of any member of the Ameriprise Group and an officer, director or employee of any member of the AXP Group (a "Shared Employee") and who is to continue as an officer, director or employee of any member of the Ameriprise Group after the Distribution Date shall resign, effective at or prior to the Effective Time, from each of such Person's positions with each member of the AXP Group and (ii) each such Shared Employee who is to continue as an officer, director or employee of any member of the AXP Group after the Distribution Date shall resign, effective at or prior to the Effective Time, from each of such Person's positions with each member of the Ameriprise Group.

        SECTION 2.04.    Conditions Precedent to Consummation of the Recapitalization, Separation and the Contribution.    The obligations of the Parties to consummate each of the Recapitalization, the Contribution and the Separation is subject to the prior or simultaneous satisfaction, or waiver by AXP in its sole and absolute discretion, of each of the following conditions:

        (a)   final approval of the Recapitalization, the Contribution and the Separation shall have been given by the Board of Directors of AXP in its sole and absolute discretion; and

        (b)   each of the conditions precedent to the consummation of the Distribution set forth in Section 3.03 hereof (other than Section 3.03(j)) shall have been satisfied or waived by AXP in its sole and absolute discretion.

Each of the foregoing conditions is for the benefit of AXP and AXP may, in its sole and absolute discretion, determine whether to waive any such condition. Any determination made by AXP prior to the Recapitalization, the Contribution or the Separation concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 2.04 shall be conclusive and binding on the Parties.

ARTICLE III

THE DISTRIBUTION

        Section 3.01.    Actions Prior to the Distribution.    Subject to the satisfaction or waiver of the conditions set forth in Section 3.03, the actions set forth in this Section 3.01 shall be taken prior to the Distribution Date.

        (a)    The Board of Directors of AXP shall establish the Distribution Date and any appropriate procedures in connection with the Distribution. AXP and Ameriprise shall use reasonable best efforts to (i) cooperate with each other with respect to the preparation of the Registration Statement and the Information Statement, (ii) cause the Registration Statement to become effective under the Exchange Act and to keep the Registration Statement effective until the Effective Time, and (iii) mail, promptly after effectiveness of the Registration Statement and on or promptly after the Record Date, and in any event prior to the Distribution Date, to the holders of AXP Common Stock as of the Record Date, the Information Statement.

        (b)    AXP shall enter into a distribution agreement with the Distribution Agent (the "Distribution Agent Agreement") providing for, among other things, (i) the payment of the Distribution to the holders of AXP Common Stock in accordance with this Article III and the Distribution Agent Agreement, and (ii) the designation of Ameriprise as a third-party beneficiary.

        (c)    AXP and Ameriprise shall deliver to the Distribution Agent (i) share certificates representing (or book-entry transfer authorizations for) all of the outstanding shares of Ameriprise Common Stock to be distributed in connection with the payment of the Distribution and (ii) all information required to complete the Distribution on the basis set forth herein and under the Distribution Agent Agreement. Following the Distribution Date, upon the request of the Distribution Agent, Ameriprise shall provide to the Distribution Agent all certificates for shares (or book-entry transfer authorizations) of Ameriprise Common Stock that the Distribution Agent shall require in order to further effect the Distribution.

        (d)    Each of AXP and Ameriprise shall execute and deliver to the other Party, or cause the appropriate members of its Group to execute and deliver to the other Party, each of the Ancillary Agreements and any other document necessary to effect the transactions contemplated by this Agreement.

        (e)    AXP will establish the Record Date and, to the extent possible, give the NYSE not less than ten days' advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

        (f)    Each Party shall cooperate with the other Party to accomplish the Distribution and shall take any and all actions necessary or desirable to effect the Distribution.

        (g)    The Parties will take all actions and make all filings, as AXP, in consultation with Ameriprise but ultimately in its sole and absolute discretion, determines is necessary or appropriate, to cause the transfer or issuance of all material Consents in order for AXP and Ameriprise to operate their respective Businesses independently of each other in the manner contemplated hereunder and under the Ancillary Agreements. Ameriprise will prepare, file and use reasonable best efforts to make effective an application for listing of the Ameriprise Common Stock on the NYSE, subject to official notice of issuance.

        (h)    AXP shall, in its sole discretion, determine (i) whether to proceed with all or part of the Distribution, (ii) the Distribution Date, (iii) the timing and conditions to the Distribution and (iv) the terms thereof. AXP may, at any time and from time to time, change the terms of the Distribution, including by delaying or accelerating the timing of the Distribution. AXP shall use good faith efforts to provide notice to Ameriprise of any such change. AXP shall select the outside financial advisors, outside counsel, agents and the financial printer employed in connection with the transactions hereunder in its sole and absolute discretion.

        (i)    AXP and Ameriprise shall take all actions necessary so that the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws shall be in effect at or prior to the Effective Time.

        (j)    AXP and Ameriprise shall take all such actions as AXP, in consultation with Ameriprise but ultimately in its sole and absolute discretion, determines is necessary or appropriate under applicable federal or state securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

        SECTION 3.02.    The Distribution.    Subject to the satisfaction or waiver of the conditions set forth in Section 3.03, the actions set forth in this Section 3.02 shall be taken on the Distribution Date.

        (a)    AXP shall effect the Distribution by causing all of the issued and outstanding shares of Ameriprise Common Stock beneficially owned by AXP to be distributed to record holders of shares of AXP Common Stock as of the Record Date, other than with respect to shares of AXP Common Stock held in the treasury of AXP, by means of a pro rata dividend of such Ameriprise Common Stock to holders of shares of AXP Common Stock, on the terms and subject to the conditions set forth in this Agreement.

        (b)    Each record holder of AXP Common Stock on the Record Date (or such holder's designated transferee or transferees), other than in respect of shares of AXP Common Stock held in the treasury of AXP, will be entitled to receive in the Distribution, one (1) share of Ameriprise Common Stock with respect to every five (5) shares of AXP Common Stock held by such record holder on the Record Date. AXP shall direct the Distribution Agent to distribute on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of shares of Ameriprise Common Stock to each such record holder or designated transferee(s) of such holder of record.

        (c)    AXP shall direct the Distribution Agent, to determine, as soon as is practicable after the Distribution Date, the number of fractional shares, if any, of Ameriprise Common Stock allocable to each holder of record of AXP Common Stock entitled to receive Ameriprise Common Stock in the Distribution and to promptly thereafter aggregate all such fractional shares and sell the whole shares obtained thereby, in open market transactions or otherwise at the then-prevailing trading prices, and to cause to be distributed to each such holder, in lieu of any fractional share, such holder's ratable share of the proceeds of such sale, after making appropriate deductions of the amounts required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

        (d)    Any Ameriprise Common Stock or cash, in lieu of fractional shares, with respect to Ameriprise Common Stock that remains unclaimed by any holder of record 180 days after the Distribution Date shall be delivered to Ameriprise. Ameriprise shall hold such Ameriprise Common Stock and/or cash for the account of such holder of record and any such holder of record shall look only to Ameriprise for such Ameriprise Common Stock and/or cash, if any, in lieu of fractional share interests, subject in each case to applicable escheat or other abandoned property laws.

        SECTION 3.03.    Conditions to Distribution.    The obligation of AXP to consummate the Distribution is subject to the prior or simultaneous satisfaction, or waiver by AXP, in its sole and absolute discretion, of each of the following conditions:

          (a)   final approval of the Distribution shall have been given by the Board of Directors of AXP, and the Board of Directors of AXP shall have declared the dividend of Ameriprise Common Stock, each such action in its sole and absolute discretion;

          (b)   the Registration Statement shall have been filed with, and declared effective by, the SEC, and there shall be no stop-order in effect with respect thereto and the Information Statement shall have been mailed to AXP shareholders;

          (c)   the actions and filings necessary or appropriate under applicable federal and state securities laws and state blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Distribution (including, if applicable, any actions and filings relating to the Registration Statement) and any other necessary and applicable Consents shall have been taken, obtained and, where applicable, have become effective or been accepted, each as the case may be;

          (d)   the Ameriprise Common Stock to be delivered in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of issuance;

          (e)   no order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Separation, the Contribution or the Distribution or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall have been threatened or be in effect;

          (f)    AXP shall have received a tax opinion from Cleary Gottlieb Steen & Hamilton LLP, in form and substance satisfactory to AXP, to the effect that the transactions contemplated hereunder will qualify as transactions that are generally tax free under Sections 355, 361, and 368 of the Code, and the private letter ruling issued to AXP by the Internal Revenue Service regarding the tax free status of the transactions contemplated hereunder shall not have been revoked or materially amended;

          (g)   AXP shall have established the Record Date and shall have given the NYSE not less than ten days' advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act;

          (h)   the Distribution will not violate or result in a breach of Law or any material agreement;

          (i)    all Consents required in connection with the transactions contemplated hereby shall have been received and be in full force and effect;

          (j)    the Separation, Contribution and Recapitalization shall have been consummated in accordance with this Agreement;

          (k)   Ameriprise, IDS Life Insurance Company and IDS Property Casualty Insurance Company shall have received credit ratings from the rating agencies rating such entities that are satisfactory to AXP;

          (l)    Ameriprise shall have transferred to AXP all of its right, title and interest in AEIDC;

          (m)  Ameriprise shall have entered into the bridge loan facility;

          (n)   the Ancillary Agreements shall have been duly executed and delivered and such agreements shall be in full force and effect and the parties thereto shall have performed or complied with all of their respective covenants, obligations and agreements contained herein and therein and as required to be performed or complied with prior to the Effective Time; and

          (o)   the Board of Directors of AXP shall have not determined that any event or development shall have occurred or exists that makes it inadvisable to effect the Distribution.

Each of the foregoing conditions is for the sole benefit of AXP and AXP may, in its sole and absolute discretion, determine whether to waive any such condition. Any determination made by AXP, in its sole and absolute discretion, prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.03 shall be conclusive and binding on the Parties. Each Party will use good faith efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the foregoing conditions.

ARTICLE IV

SURVIVAL AND INDEMNIFICATION

        SECTION 4.01.    Survival of Agreements.    All covenants and agreements of the Parties contained in this Agreement shall survive each of the Separation, the Contribution and the Distribution.

        SECTION 4.02.    Indemnification by Ameriprise.    Ameriprise shall indemnify, defend, release and hold harmless AXP, each member of the AXP Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "AXP Indemnified Parties"), from and against any and all Losses or Liabilities of the AXP Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication):

          (a)   the failure of Ameriprise or any other member of the Ameriprise Group or any other Person to pay, perform or otherwise promptly discharge any Ameriprise Liability or any contract, agreement or arrangement included in the Ameriprise Assets in accordance with their respective terms, whether arising prior to, on or after the Distribution Date;

          (b)   any Ameriprise Liability, any Ameriprise Asset or the Ameriprise Business (subject to Section 4.03(g)), whether arising prior to, on or after the Distribution Date;

          (c)   any breach by Ameriprise or any member of the Ameriprise Group of this Agreement;

          (d)   except to the extent set forth in Section 4.03(f), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, contained in the Registration Statement or the Information Statement or in any registration statement filed by Ameriprise (or related prospectus);

          (e)   the failure by Ameriprise to substitute a member of the Ameriprise Group for any member of the AXP Group as guarantor or primary obligor for any Ameriprise Agreement or Ameriprise Liability according to the terms and conditions of Section 2.03(f)(ii); and

          (f)    the failure by Ameriprise to perform in connection with any Delayed Transfer Asset and/or Liability held by AXP for Ameriprise's benefit pursuant to Section 2.03(b).

        SECTION 4.03.    Indemnification by AXP.    AXP shall indemnify, defend, release and hold harmless Ameriprise, each member of the Ameriprise Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Ameriprise Indemnified Parties," and, together with AXP Indemnified Parties, the "Indemnified Parties"), from and against any and all Losses or Liabilities of the Ameriprise Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication):

          (a)   the failure of AXP or any other member of the AXP Group or any other Person to pay, perform or otherwise promptly discharge any AXP Liability or any contract, agreement or arrangement included in the AXP Assets in accordance with their respective terms, whether arising prior to, on or after the Distribution Date;

          (b)   any AXP Liability, AXP Asset or the AXP Business, whether arising prior to, on or after the Distribution Date;

          (c)   any breach by AXP or any member of the AXP Group of this Agreement;

          (d)   the failure by AXP to substitute a member of the AXP Group for any member of the Ameriprise Group as guarantor or primary obligor for any AXP agreement or AXP Liability, according to the terms and conditions of Section 2.03(f)(i);

          (e)   the failure by AXP to perform in connection with any Delayed Transfer Asset and/or Liability held by Ameriprise for AXP's benefit pursuant to Section 2.03(b);

          (f)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to the information contained in the Registration Statement or the Information Statement that is set forth on Schedule 4.03(f); and

          (g)   to the extent arising from certain matters to be specifically identified by the Parties, subject to such terms and conditions as shall be agreed to by the Parties.

        SECTION 4.04.    Insurance.    (a) Each of AXP and Ameriprise shall use its respective reasonable best efforts to collect any proceeds under its respective available and applicable third party insurance policies (not reinsured by captive insurance Subsidiaries of AXP or Ameriprise, as applicable) to which it or any of its Subsidiaries is entitled prior to seeking indemnification or contribution under this Agreement, where allowed; provided, however, that any such actions by an Indemnified Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party's obligation to pay directly or reimburse the Indemnified Party for costs and expenses actually incurred by the Indemnified Party.

        (b)   The amount of any Loss subject to indemnification or contribution pursuant to this Agreement will be reduced by any amounts actually recovered (including insurance proceeds or other amounts actually recovered under insurance policies, net of any out-of-pocket costs or expenses incurred in the collection thereof), whether retroactively or prospectively, by the Indemnified Party from any third Person with respect to such Loss. If any Indemnified Party recovers an amount from a third Person in respect of any Loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a payment of such indemnifiable Loss and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Loss, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (i) the sum of the amount previously paid by such Indemnifying Party in respect of such indemnifiable Loss plus the amount received by such Indemnified Party from such third Person in respect of such indemnifiable Loss (after deducting any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party), minus (ii) the full amount of such indemnifiable Loss. An insurer or other third Person who would otherwise be obligated to pay any Loss shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contribution provisions hereof, have any subrogation rights with respect thereto, it being understood and agreed that no insurer or any third Person shall be entitled to a "windfall" (i.e., a benefit it would not be entitled to receive in the absence of the indemnification and contribution provisions) by virtue of the indemnification and contribution provisions hereof.

        SECTION 4.05.    Procedures for Indemnification of Third-Party Claims.    (a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by any Person who is not a member of the AXP Group or the Ameriprise Group of any claim, or of the commencement by any such Person of any Action, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 4.02 or Section 4.03, or any other Section of this Agreement or any Ancillary Agreement (collectively, a "Third-Party Claim"), such Indemnified Party shall give such Indemnifying Party written notice thereof within 30 days after such Indemnified Party received notice of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including, if known, the amount of the Liability for which indemnification may be available. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 4.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

        (b)   An Indemnifying Party may elect (but is not required) to assume the defense of and defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third-Party Claim. Within 30 days after the receipt of notice from an Indemnified Party in accordance with Section 4.05(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions. If, in such notice, the Indemnifying Party elects to assume the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense solely of such Indemnified Party.

        (c)   If, in such notice, an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 4.05(b), such Indemnified Party may defend such Third-Party Claim at the cost and expense of the Indemnifying Party; provided, that in the event of any such failure to notify, the Indemnifying Party may thereafter assume the defense of such Third-Party Claim upon notice to the Indemnified Party (but the cost and expense of such Indemnified Party in defending such Third-Party Claim incurred from the last day of the notice period under Section 4.05(b) until such date as the Indemnifying Party shall assume the defense of such Third-Party Claim shall be paid by the Indemnifying Party).

        (d)   Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party.

        (e)   The Indemnifying Party shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to Section 4.05(b) or Section 4.05(c) and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article IV shall be binding on the Indemnified Party, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not have the right to admit culpability on behalf of the Indemnified Party and shall not compromise or settle a Third-Party Claim unless the compromise or settlement includes, as a part thereof, an unconditional release of the Indemnified Party from Liability with respect to such Third-Party Claim and does not require the Indemnified Party to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy, in each case without the express prior consent of the Indemnified Party (not to be unreasonably withheld or delayed).

        (f)    The provisions of Section 4.02 through Section 4.07 shall not apply to matters that are governed by the Tax Allocation Agreement.

        SECTION 4.06.    Additional Matters.    (a) Any claim with respect to a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond in writing within such 30-day period, such Indemnifying Party shall be deemed to have agreed to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

        (b)   In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

        (c)   In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Article IV.

        SECTION 4.07.    Contribution.    In the event that the foregoing indemnity is unavailable to either Party for any reason, the Party from whom such indemnity is sought agrees to contribute, in accordance with this Section 4.07, to any Losses incurred in connection with the transaction or transactions for which such indemnity is sought. For such Losses referred to in Section 4.02 or Section 4.03, as the case may be, the Party from which indemnity is sought shall contribute in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the respective Parties. For any other Losses, and if the allocation provided by the immediately preceding sentence is unavailable for any reason, the Party from which indemnity is sought shall contribute in such proportion as is appropriate to reflect not only such relative benefit but also the relative fault of the Party from which indemnity is sought in connection with the statements, omissions or other conduct which resulted in such Losses, as well as any other relevant equitable considerations. The Parties agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

        SECTION 4.08.    Survival of Indemnities.    The rights and obligations of each of AXP and Ameriprise and their respective Indemnified Parties under this Article IV shall survive the sale or other transfer by any Party of any of its Assets or Businesses or the assignment by it of any Liabilities.

        SECTION 4.09.    Remedies Cumulative.    The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, that the procedures set forth in this Article IV shall be the exclusive procedures governing any indemnity action brought under this Agreement.

        SECTION 4.10.    Ancillary Agreements.    Notwithstanding anything in this Agreement to the contrary, to the extent any Ancillary Agreement contains any indemnification obligation or contribution obligation relating to any AXP Liability, AXP Asset, Ameriprise Liability or Ameriprise Asset contributed, assumed, retained, transferred, delivered or conveyed pursuant to such Ancillary

Agreement, the indemnification obligations and contribution obligations contained herein shall not apply to such AXP Liability, AXP Asset, Ameriprise Liability or Ameriprise Asset and instead the indemnification obligations and/or contribution obligations set forth in such Ancillary Agreement shall govern with regard to such AXP Asset, AXP Liability, Ameriprise Asset or Ameriprise Liability.

ARTICLE V

CERTAIN ADDITIONAL COVENANTS

        Section 5.01.    Consents for Business.    After the Effective Time, each Party shall cause the appropriate members of its respective Group to prepare and file with the appropriate Governmental Authorities applications for the transfer or issuance, as each of the Parties determines is necessary or advisable, to its Group of all material Consents required for the members of its Group to operate its Business. The members of the Ameriprise Group and the members of the AXP Group shall cooperate and use all reasonable efforts to secure the transfer or issuance of such Consents.

        SECTION 5.02.    Additional Consents.    In addition to the actions described in Section 5.01, the members of the AXP Group and the members of the Ameriprise Group shall cooperate to make all other filings and to give notice to and obtain any Consent required or advisable to consummate the transactions that are contemplated to occur from and after the Effective Time by this Agreement and the Ancillary Agreements.

        SECTION 5.03.    Further Assurances.    (a) Each of the Parties shall use its reasonable best efforts, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

        (b)   Without limiting the foregoing, on and after the Distribution Date, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents, under any permit, license, agreement, indenture or other instrument, and to take all such other actions as either Party may request to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and, to the extent necessary, (i) the transfer of any Ameriprise Asset from any member of the AXP Group to any member of the Ameriprise Group and the assignment and assumption of any Ameriprise Liability by any member of the Ameriprise Group and (ii) the transfer of any AXP Asset from any member of the Ameriprise Group to any member of the AXP Group and the assignment and assumption of any AXP Liability by any member of the AXP Group, and the other transactions contemplated hereby and thereby; provided that neither Party shall be obligated to make any payment, incur any obligation or grant any concession, other than the payment of ordinary and customary fees to Governmental Authorities.

        (c)   AXP and Ameriprise, in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each properly ratify any actions that are reasonably necessary or desirable to be taken by AXP and Ameriprise, or any of their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement and any Ancillary Agreements.

        (d)   Each of the Parties shall, and shall cause each of the members of their respective Groups, at the request of the other, to use its reasonable best efforts to obtain, or cause to be obtained, any Consent, substitution or amendment required to novate (including with respect to any federal government contract) or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Ameriprise Liabilities or AXP Liabilities, as the case may be, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of either the Ameriprise Group or the AXP Group, as the case may be, so that, in any such case, such Group will be solely responsible for all such Liabilities.

        (e)   In the event that at any time and from time to time (whether prior to, at or after the Effective Time), any member of the AXP Group shall receive or otherwise possess any Ameriprise Asset, AXP shall or shall cause such member of the AXP Group to promptly transfer such Ameriprise Asset to Ameriprise or its Affiliate or designee.

        (f)    In the event that at any time and from time to time (whether prior to, at or after the Effective Time), any member of the Ameriprise Group shall receive or otherwise possess any AXP Asset, Ameriprise shall or shall cause such member of the Ameriprise Group to promptly transfer such AXP Asset to AXP or its Affiliate or designee.

        SECTION 5.04.    Certain Business Matters.    (a) Following the Effective Time and except as set forth in any Ancillary Agreement, no member of either Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any member of the other Group, (ii) conducting its business with any potential or actual supplier or customer of any member of the other Group or (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the Group.

        (b)   Each of AXP and Ameriprise is aware that from time to time certain business opportunities may arise that more than one Group may be financially able to undertake, and that are, from their nature, in the line of more than one Group's Business and are of practical advantage to more than one Group. In connection therewith, the Parties agree that, following the Effective Time, if either AXP or Ameriprise acquires knowledge of an opportunity that meets the foregoing standard with respect to more than one Group, neither AXP nor Ameriprise shall have any duty to communicate or offer such opportunity to the other and each may pursue or acquire such opportunity for itself, or direct such opportunity to any other Person.

        (c)   For a period of two (2) years following the Distribution Date, neither Party shall, nor shall they permit any of their respective Affiliates to, solicit to employ or employ any of the employees of the other Party so long as those employees remain employed by the other Party, without obtaining the prior written consent of the other Party. The Parties agree that the restrictions set forth in the immediately preceding sentence shall not apply to any solicitation of any employee or employment of any employee of one Party who (i) initially contacted the other Party, its Affiliates or their representatives on his or her own initiative without any solicitation by such Party, its Affiliates or their representatives, (ii) responded to a solicitation directed at the public in general through advertisement or similar means not targeted specifically at such employee or the Business or (iii) was referred to such Party, its Affiliates or their representatives, as applicable, by search firms, employment agencies or other similar entities provided that such entities have not been specifically instructed by such Party, its Affiliates or their representatives to solicit the employee of the company.

        SECTION 5.05.    Settlement of Certain Insurance Claims; Business Interruption Release.

        (a)   The Parties acknowledge and agree that following the Distribution Date, Ameriprise may make claims arising out of occurrences or events that occurred prior to the Distribution Date against "occurrence-based" insurance policies of AXP, in accordance with the terms and subject to the conditions of such policies. AXP shall not be responsible to negotiate, investigate, defend, settle or otherwise handle such claims on behalf of Ameriprise. In connection with any such claim made by Ameriprise under an AXP "occurrence-based" insurance policy after the Distribution Date, AXP shall instruct the applicable insurance carrier to negotiate with and accept proof of Loss directly from Ameriprise, and to pay such claim directly to Ameriprise. AXP and Ameriprise each agree to provide necessary releases to resolve claim settlements.

        (b)   To the extent that the limits of any AXP "occurrence-based" insurance policy preclude payment in full of Unrelated Claims filed by AXP and Ameriprise, the insurance proceeds available under such policies shall be paid to AXP and/or Ameriprise on a FIFO Basis.

        (c)   In the event that AXP and Ameriprise file Related Claims under any AXP "occurrence-based" insurance policy, each of Ameriprise and AXP shall receive a pro rata amount of the available insurance proceeds, based on the relationship the Loss incurred by each such Party bears to the total Loss to both such Parties from the occurrence or event underlying the Related Claims.

        (d)   AXP has submitted various claims for coverage under its property damage insurance policies in effect and covering the period of April 15, 2001 through April 15, 2002 (the "Policies"), including claims for coverage of business interruption and expense to reduce loss, arising out of the September 11, 2001 terrorist attacks. AXP has settled these claims with the insurers under the Policies, Allianz Global Risks US Insurance Company and Factory Mutual Insurance Company (the "Insurers"), and has paid a portion of such settlement to Ameriprise in connection with claims relating to the business and operations of Ameriprise, and Ameriprise hereby acknowledges receipt of such payment. In connection with such settlement with the Insurers, AXP acting on its own behalf and on behalf of its Subsidiaries, including Ameriprise and its Subsidiaries, released and agreed to indemnify the Insurers and certain related individuals and entities from any and all Actions of any kind relating to claims that were made, or could have been made, under the Policies arising out of the events of September 11, 2001 (such release and agreement to indemnify herein, the "Release"). Ameriprise has received a copy of the Release and hereby acknowledges that the Release was validly entered into by AXP on behalf of Ameriprise and its Subsidiaries and binds Ameriprise and its Subsidiaries. In addition, Ameriprise releases AXP and its directors, officers, employees and agents from any and all Liabilities in connection with their negotiation and settlement of these claims.

ARTICLE VI

ACCESS TO INFORMATION

        Section 6.01.    Agreement for Exchange of Information.    (a) Each of AXP and Ameriprise, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Party and its auditors, at any time before, on or after the Distribution Date, as soon as reasonably practicable after written request therefor from such other Party, any Information in the possession or under the control of such respective Group (including access to such Group's accountants, personnel and facilities) that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting Party (including pursuant to Section 6.01(d)), (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall provide any such Information and the Parties shall take all reasonable measures to comply with the obligations pursuant to this Section 6.01(a) in a manner that mitigates any such harm or consequence to the extent practicable. AXP and Ameriprise intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege.

        (b)   Following the Effective Time each Party shall make its employees and facilities available and accessible during normal business hours and on reasonable prior notice to provide an explanation of any Information provided hereunder.

        (c)   Until the end of the first full AXP fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its reasonable best efforts, consistent with past practice, to enable the other Party to meet its timetable for dissemination of its financial statements and enable such other Party's auditors to timely complete their annual audit and quarterly financial statements.

        (d)   In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of the other Party to make the certifications required of them under SOX §302, within 30 days following the end of any fiscal quarter during which Ameriprise is a Subsidiary of AXP, each Party shall cause its officers or employees to provide the other Party with the certification statements with respect to such quarter or portion thereof of such officers and employees to those officers and employees of the other Party, in substantially the same form and manner as such officers or employees provided such certification statements prior to the Distribution Date, or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes in certification statements necessitated by the Separation, Distribution and any other transactions related thereto.

        SECTION 6.02.    Ownership of Information.    Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.01 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

        SECTION 6.03.    Compensation for Providing Information.    The Party requesting such Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information or for providing explanations of Information provided, to the extent that such costs are incurred for the benefit of the requesting Party by or on behalf of such other Party's Group. Except as may be specifically provided elsewhere in this Agreement or in any other Ancillary Agreement, such costs shall be computed in accordance with the providing Party's reasonable standard methodology and procedures.

        SECTION 6.04.    Record Retention.    Except as otherwise required or agreed in writing, or as otherwise provided in the Tax Allocation Agreement, each Party shall use its reasonable best efforts to retain, in accordance with such Party's record retention policies in effect from time to time, applicable to such Information, all significant Information in such Party's possession or under its control relating to the Business, Assets or Liabilities of the other Party, and, for a period of seven years following the Distribution Date, prior to destroying or disposing of any such Information, (a) the Party proposing to dispose of or destroy any such Information shall use its reasonable best efforts to provide no less than 30 days' prior written notice to the other Party, specifying the Information proposed to be destroyed or disposed of and (b) if, prior to the scheduled date for such destruction or disposal, the other Party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other Party, the Party proposing to dispose of or destroy such Information shall promptly arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting Party; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall take all reasonable measures to permit the compliance with the obligations pursuant to this Section 6.04 in a manner that avoids any such harm or consequence. AXP and Ameriprise intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege.

        SECTION 6.05.    Limitation of Liability.    Notwithstanding Article IV, no Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct or fraud by the Party providing such Information. No Party shall have any Liability to the other Party if any Information is disposed of or destroyed after using its reasonable best efforts in accordance with the provisions of Section 6.04.

        SECTION 6.06.    Other Agreements Providing for Exchange of Information.    The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement. The provisions of Section 6.01 through Section 6.07 shall not apply to matters governed by the Tax Allocation Agreement.

        SECTION 6.07.    Production of Witnesses; Records; Cooperation.    (a) Except in the case of an Action by one Party against another Party (which shall be governed by such discovery rules as may be applicable thereto), each Party shall use its reasonable best efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

        (b)   If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the Indemnified Party shall use its reasonable best efforts to make available to the Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

        (c)   Without limiting the foregoing, the Parties shall cooperate and consult, and shall cause each member of its respective Group to cooperate and consult, to the extent reasonably necessary with respect to any Actions and any Related Claims with respect thereto.

        (d)   Without limiting any provision of this Section 6.07, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, at the other Party's sole cost and expense, with the other Party and each member of its respective Group in the defense of any claim that the Business of the other Party or its Group members infringes upon or misappropriates third Person Intellectual Property and shall not acknowledge or concede, or permit any member of its respective Group to acknowledge or concede (i) that the Business of the other Party or its Group members infringes upon such third Person Intellectual Property (ii) or that such third Person Intellectual Property is valid or enforceable, in a manner that would hamper or undermine the defense of such infringement or misappropriation claim.

        (e)   The obligation of the Parties to provide witnesses pursuant to this Section 6.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses, directors, officers, employees, other personnel and agents (subject to the exception set forth in the first sentence of Section 6.07(a)).

        (f)    In connection with any matter contemplated by this Section 6.07, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

        SECTION 6.08.    Confidentiality.    (a) General. Each Party acknowledges (i) that such Party has in its possession and in connection with this Agreement and the Ancillary Agreements, such Party will receive Information of the other Party that is not available to the general public, and (ii) that such Information may constitute, contain or include material non-public Information of the other Party. Subject to Section 6.08(c), as of the Distribution Date, AXP, on behalf of itself and each of its Affiliates, and Ameriprise, on behalf of itself and each of its Affiliates, agrees to hold, and to cause its respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that such Party applies to its own confidential and proprietary Information pursuant to its applicable policies and procedures in effect as of the Distribution Date, all Information (including Information received and/or obtained pursuant to Section 6.01) concerning the other Party (or its Business) and such other Party's Affiliates (or their respective Business) that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the other Party or the other Party's Affiliates or their respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement and the Ancillary Agreements, and will not use such Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information: (i) is or becomes available to the general public, other than as a result of a disclosure by such Party or its Affiliates or any of their respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives in breach of this Agreement; (ii) was available to such Party or its Affiliates or becomes available to such Party or its Affiliates, on a non-confidential basis from a source other than the other Party hereto, provided, that, the source of such Information was not bound by a confidentiality obligation with respect to such Information, or otherwise prohibited from transmitting the Information to such Party or its Affiliates by a contractual, legal or fiduciary obligation; or (iii) is independently generated by such Party without use of or reference to any proprietary or confidential Information of the other Party.

        (b)   No Release, Compliance with Law, Return or Destruction.    Following the Effective Time, each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who need to know such Information pursuant to this Agreement or the Ancillary Agreements, and except in compliance with Section 6.08(c). Each Party shall advise its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information of such Party's confidentiality obligations hereunder and that such Information may constitute, contain or include material non-public Information of the other Party. Following the Effective Time, each Party shall, and shall cause, its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information to use such Information only in accordance with (i) the terms of this Agreement or the Ancillary Agreements and (ii) applicable Law (including federal and state securities Laws). Following the Effective Time, each Party shall promptly, after receiving a written request of the other Party, return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon), as directed by the other Party.

        (c)   Protective Arrangements.    Notwithstanding anything herein to the contrary, in the event that, following the Effective Time, either Party or any of its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or the rules or regulations of a Governmental Authority or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall, if possible, notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. In the event that a protective arrangement is not obtained, the Person that received such request (i) may thereafter disclose or provide such Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority, without liability therefor and (ii) shall exercise its reasonable best efforts to have confidential treatment accorded any such Information so furnished.

ARTICLE VII

NO REPRESENTATION OR WARRANTY

        Section 7.01.    NO REPRESENTATIONS OR WARRANTIES.    EACH PARTY, ON BEHALF OF ITSELF AND ALL MEMBERS OF ITS GROUP, UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER ANCILLARY AGREEMENT, (A) NO MEMBER OF THE AXP GROUP, THE AMERIPRISE GROUP OR ANY OTHER PERSON IS, IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT, MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY PARTY OR ANY MEMBER OF ANY GROUP IN ANY WAY WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, ANY AXP ASSETS, ANY AXP LIABILITIES, THE AXP BUSINESS, ANY AMERIPRISE ASSETS, ANY AMERIPRISE LIABILITIES OR THE AMERIPRISE BUSINESS, (B) EACH PARTY AND EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE ASSETS, THE BUSINESS AND LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ON AN "AS IS, WHERE IS" BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED, AND (C) EXCEPT AS SET FORTH IN SECTION 9.01 AND IN ANY APPLICABLE ANCILLARY AGREEMENT, NONE OF AXP, AMERIPRISE OR ANY MEMBERS OF THE AXP GROUP OR AMERIPRISE GROUP OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE SEPARATION, THE CONTRIBUTION, THE DISTRIBUTION OR THE ENTERING INTO OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER ANCILLARY AGREEMENT, EACH PARTY AND EACH MEMBER OF EACH GROUP SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY CONVEYANCES OF ASSETS SHALL PROVE TO BE INSUFFICIENT OR THAT THE TITLE OF ANY MEMBER OF ANY GROUP TO ANY ASSETS SHALL BE OTHER THAN GOOD AND MARKETABLE AND FREE FROM ENCUMBRANCES.

ARTICLE VIII

TERMINATION

        Section 8.01.    Termination.    This Agreement may be terminated by AXP in its sole discretion at any time prior to the consummation of the Distribution.

        SECTION 8.02.    Effect of Termination.    In the event of any termination of this Agreement prior to consummation of the Distribution, neither Party (nor any of its directors or officers shall have any Liability or further obligation to the other Party.

ARTICLE IX

MISCELLANEOUS

        Section 9.01.    Complete Agreement; Representations.    (a) This Agreement, together with the exhibits and schedules hereto and the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

        (b)   AXP represents on behalf of itself and each other member of the AXP Group and Ameriprise represents on behalf of itself and each other member of the Ameriprise Group as follows:

          (i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreement to which it is a party and to consummate the transactions contemplated by such agreements; and

          (ii)   this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Party), and each of the other Ancillary Agreements to which it is or will be a party is or will be duly executed and delivered by it and will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other party or parties to such Ancillary Agreements), except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors' rights generally and by general equitable principles.

        SECTION 9.02.    Costs and Expenses.    Except as expressly provided in this Agreement or any Ancillary Agreement, each Party shall bear its respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, that, in the event any such expense constitutes a Reimbursable Expense, the Party that incurred such Reimbursable Expense shall be paid by the other Party (the "Reimbursing Party") in an amount of cash equal to the Reimbursing Party's portion of such Reimbursable Expense, as set forth on Schedule 9.02.

        SECTION 9.03.    Governing Law.    This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

        SECTION 9.04.    Notices.    All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

  If to AXP or any member of the AXP Group, to:

  American Express Company
  200 Vesey Street
  New York, New York 10285-4905
  Attn: Gilbert E. Ahye

  with a copy to:

  American Express Company
  200 Vesey Street
  New York, New York 10285-4905
  Attn: General Counsel

  If to Ameriprise or any member of the Ameriprise Group, to:

  Ameriprise Financial, Inc.
  707 2nd Avenue, South
  Minneapolis, Minnesota 55474
  Attn: Walter Berman

  with a copy to:

  Ameriprise Financial, Inc.
  707 2nd Avenue, South
  Minneapolis, Minnesota 55474
  Attn: General Counsel

        All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party.

        SECTION 9.05.    Amendment, Modification or Waiver.    (a) Prior to the Effective Time, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, by AXP in its sole discretion by execution of a written amendment delivered to Ameriprise. Subsequent to the Effective Time, this Agreement may only by an instrument signed by duly authorized signatories of the Parties.

        (b)   Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        SECTION 9.06.    No Assignment; Binding Effect; No Third-Party Beneficiaries.    (a) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except that each Party hereto may assign any or all of its rights, interests and obligations hereunder to an Affiliate, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.

        (b)   Except for the provisions of Article IV relating to indemnification, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

        SECTION 9.07.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        SECTION 9.08.    Negotiation.    In the event that any dispute arises between the Parties that cannot be resolved, either Party shall have the right to refer the dispute for resolution to the chief financial officers of the Parties by delivering to the other Party a written notice of such referral (a "Dispute Escalation Notice"). Following receipt of a Dispute Escalation Notice, the chief financial officers of the Parties shall negotiate in good faith to resolve such dispute. In the event that the chief financial officers of the Parties are unable to resolve such dispute within 15 business days after the date of the Dispute Escalation Notice, either Party shall have the right to refer the dispute to the chief executive officers of the Parties, who shall negotiate in good faith to resolve such dispute. In the event that the chief executive officers of the Parties are unable to resolve such dispute within 30 business days after the date of the Dispute Escalation Notice, either Party shall have the right to commence litigation in accordance with Section 9.10 hereof. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings shall be without prejudice to the legal position of a Party in any subsequent Action.

        SECTION 9.09.    Specific Performance.    From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

        SECTION 9.10.    New York Forum.    Subject to the prior exhaustion of the procedures set forth in Section 9.08, each of the Parties agrees that, notwithstanding anything herein, all Actions arising out of or in connection with this Agreement or any Ancillary Agreement (except to the extent any such Ancillary Agreement provides otherwise), or for recognition and enforcement of any judgment arising out of or in connection with the foregoing agreements, shall be tried and determined exclusively in the state or federal courts in the State of New York, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) any claim that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (ii) venue is not proper in any of the aforesaid courts and (iii) this Agreement or any such Ancillary Agreement, or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts. Each of the Parties agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.04 or any other manner as may be permitted by Law shall be valid and sufficient service thereof.

        SECTION 9.11.    Interpretation; Conflict With Ancillary Agreements.    The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Except as specifically set forth in each Ancillary Agreement, the provisions of each Ancillary Agreement shall govern in the event of any conflict between any provision of this Agreement and that of the relevant Ancillary Agreement.

        SECTION 9.12.    Severability.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

AMERICAN EXPRESS COMPANY
By:
Name:
Title:
AMERIPRISE FINANCIAL, INC.
By:
Name:
Title:

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  Exhibit 2.1
FORM OF SEPARATION AND DISTRIBUTION AGREEMENT by and between AMERICAN EXPRESS COMPANY and AMERIPRISE FINANCIAL, INC. Dated as of , 2005
TABLE OF CONTENTS
FORM OF SEPARATION AND DISTRIBUTION AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II THE RECAPITALIZATION, CONTRIBUTION AND SEPARATION
ARTICLE III THE DISTRIBUTION
ARTICLE IV SURVIVAL AND INDEMNIFICATION
ARTICLE V CERTAIN ADDITIONAL COVENANTS
ARTICLE VI ACCESS TO INFORMATION
ARTICLE VII NO REPRESENTATION OR WARRANTY
ARTICLE VIII TERMINATION
ARTICLE IX MISCELLANEOUS